Exhibit 5.1

Steven M. Przesmicki

T: +1 858 550 6070

przes@cooley.com

June 20, 2012

Arena Pharmaceuticals, Inc.

6166 Nancy Ridge Drive

San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Arena Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of 30,693,338 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), including 29,671,844 shares issuable pursuant to the Company’s 2012 Long-Term Incentive Plan (the “Incentive Plan”) and 1,021,494 shares issuable pursuant to the Company’s 2009 Employee Stock Purchase Plan, as amended (the “ESPP”), and the preferred stock purchase rights (the “Rights”) associated with the Shares to be issued pursuant to that certain Rights Agreement (the “Rights Agreement”) dated October 30, 2002 between the Company and Computershare Trust Company, Inc., as Rights Agent (the “Rights Agent”), as amended on December 24, 2003 and November 16, 2006.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, the Incentive Plan, the ESPP and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. We express no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

Arena Pharmaceuticals, Inc.

June 20, 2012

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the associated Rights, when issued and sold in accordance with the Incentive Plan or the ESPP, as applicable, the Registration Statement, the related prospectus and the Rights Agreement, will be validly issued, and the Shares fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements under the Incentive Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM